EXHIBIT 10.13

LONG TERM INCENTIVE AWARD AGREEMENT

THIS LONG TERM INCENTIVE AWARD AGREEMENT (the “Award Agreement”), entered into as of June 30, 2008 by and between Phillip Lancaster (“Executive”) and Great While Energy Services LLC (the “Company”):

WITNESSETH:

WHEREAS, the GWES Corporation and Executive previously entered into a long term incentive award dated August 9, 2007 (the “2007 Award”) pursuant to which Executive was granted shares of restricted stock in GWES Corporation subject to the terms and conditions of the 2007 Award; and

WHEREAS, Executive is a key executive of the Company, and the Company desires to make a long term incentive award to the Executive in accordance with the terms of this Award Agreement; and

WHEREAS, in consideration of the award to be granted by this Award Agreement, the Executive will relinquish all right, title and interest, whether vested or unvested, in the 2007 Award.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree as follows:

Section 1. Grant of Award. The Company hereby grants to Executive a long term incentive award (the “Award”) of up to Two Million Dollars ($2,000,000), under and subject to the terms and conditions of this Award Agreement.

Section 2. Vesting and Payment of Award.

(a) Vesting. The Award will become vested in four equal annual increments beginning June 30, 2008, and continuing on June 30 of each subsequent year through and including 2011 (each, a “Vesting Date” and collectively, the “Vesting Dates”) as set forth below, subject to the Executive’s continuous employment with the Company or an affiliate of the Company on each Vesting Date.

Vesting Year	Award Amount	Vesting Dates

7/1/2007 – 6/30/2008	$500,000	June 30, 2008
7/1/2008 – 6/30/2009	$500,000	June 30, 2009
7/1/2009 – 6/30/2010	$500,000	June 30, 2010
7/1/2010 – 6/30/2011	$500,000	June 30, 2011

(b) Payment of Award in Cash. Except as otherwise provided in this Award Agreement, payment of each vested portion of the Award will be made to the Executive in cash within 60 days after the applicable Vesting Date.

(c) Payment of Award in Equity After Initial Public Offering. Notwithstanding the terms of Section 2(b), but subject to the requirements of Section 2(a), in the event the Company, GWES Holdings LLC, a Delaware limited liability company and the sole member of the Company, or any successor (by merger, assignment, consolidation or otherwise) (“Pubco”) initiates an initial public offering of its equity securities (“Equity Securities”) in any jurisdiction (a “Pubco IPO”), all outstanding Award amounts, including any vested Award amounts that are not yet required to be paid, will become payable in the form of Equity Securities rather than in cash. The number of Equity Securities to be issued to the Executive of each such date shall be determined by dividing the portion of the Award that becomes vested on such date by the price per share of Equity Securities paid by the public in the Pubco IPO. The number of Equity Securities attributable to each Vesting Date will be computed shortly after the Pubco IPO as provided in the preceding sentence, and will not vary from one Vesting Date to another. For purposes of this Section 2(c), Pubco shall be deemed to have “initiated” the Pubco IPO if it files a registration statement with the U.S. Securities and Exchange Commission, if the Pubco IPO is to occur in the United States, or takes other comparable steps in any applicable foreign jurisdiction, if the Pubco IPO is to occur in a non-U.S. jurisdiction. Payments of Equity Securities under this Section 2(c) will be made within 60 days after the applicable Vesting Date, or if later, upon the closing of the Pubco IPO, provided that if a Pubco IPO shall have been initiated before the 60th day following a Vesting Date but not completed by March 1 of the year following such Vesting Date, the applicable vested and outstanding Award amount shall be paid to Executive in cash by March 15th of such year.

(d) Equity Securities. If and when Equity Securities become vested and payable to the Executive in accordance with this Award Agreement, Pubco shall deliver to Executive one or more certificates representing such Equity Securities

(e) Forfeiture on Termination of Employment. Except as provided in Section 2(f) below, if Executive’s employment with the Company terminates for any reason, the unvested portion of such Award shall be forfeited and neither Executive nor any other person shall have any interest therein in any manner.

(f) Accelerated Vesting on Termination by Death, Disability or By the Company Without Cause. In the event Executive’s employment is terminated (i) as a result of the Executive’s death or disability; or (ii) by the Company without Cause before June 30, 2011, Executive shall become vested in and entitled to receive a pro rata portion of the Award that would otherwise have become vested on the Vesting Date next following such termination of employment, based upon the number of days that the Executive was employed by the Company during the period beginning on the preceding July 1 and ending on the termination date. The remaining unvested portion of the Award shall be forfeited and neither Executive nor any other person shall have any interest therein in any manner.

(g) Definition of Cause. “Cause” for termination by the Company means (i) the indictment or conviction of Executive of any felony or of a misdemeanor involving an act of fraud or dishonesty or of a crime of moral turpitude, (ii) the commission of any act of fraud or dishonesty in the performance of his duties for or on behalf of the Company, (iii) any failure by Executive to comply with lawful directives of the Company after five (5) business days written notice to Executive, (iv) any breach by Executive of his obligations under Section 8 of this Award Agreement, or (v) after ten (10) business days written notice and opportunity to cure, any uncured material breach by Executive of any other term or provision of this Award Agreement, or his obligations as an employee of the Company including without limitation the inability or failure of Executive to devote his full business time and attention to his duties as an officer and employee of the Company.

Section 3. Release of Rights Relating to 2007 Award. In consideration of the rights granted under this Award Agreement, the Executive releases and discharges all rights of the Executive under the 2007 Award, including without limitation all shares of stock, interests or other rights of any kind granted thereunder, whether vested or unvested. Executive represents and warrants to the Company that he has not assigned, transferred, pledged or hypothecated to any third party any rights of any kind arising under or relating to the 2007 Award.

Section 4. Nontransferability of Award. The unvested portion of the Award and any vested portion of the award that consists of Equity Securities that are not freely tradable may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of such Equity Securities or unvested portion of the Award shall be null and void and without effect.

Section 5. Employment. So long as Executive shall continue to be an employee of the Company or an affiliate of the Company, the Award shall not be affected by any change of duties or position. Nothing in this Award Agreement shall confer upon Executive any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate Executive’s employment at any time with or without cause or with or without notice,

Section 6. Securities Law Restrictions. The Equity Securities shall only be issued upon compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities laws and regulations of the United States and any other applicable jurisdictions, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the issuance, sale or holding of securities, Executive, at the time of vesting and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Equity Securities subject to the Award are being acquired for investment and not with any present intention to distribute or resell the same in violation of applicable securities laws or regulations or provide such other representation and warranty as the Company may request, and Executive shall, upon the request of the Company, execute and deliver to the Company an agreement to such effect. Executive acknowledges that any Equity Securities issued under this Award Agreement will not have been registered with the U.S. Securities and Exchange Commission or with any state or foreign government or regulatory body and that any certificate representing Equity Securities issued under this Award Agreement will bear a restrictive securities legend. Executive agrees to enter into a lockup agreement with any underwriters in connection with a Pubco IPO on terms substantially similar to any lockup agreement entered into by the Company or its senior officers and directors.

Section 7. Withholding of Taxes. The Company may make such provision as it may deem appropriate for the withholding of any applicable foreign, federal, state or local taxes that it determines it may be obligated to withhold or pay in connection with the (i) vesting of the Award, (ii) payment of cash, or (iii) the delivery or disposition of Equity Securities acquired upon vesting of the Award,

Section 8. Confidential Information, Non-Solicitation and Non-Disparagement Covenants.

(a) Confidential Information. Executive acknowledges that, in and as a result of his employment by the Company, Executive will have access to, use or be privy to confidential information of a special and unique nature and value, including, without limitation, the Company’s and its affiliated entities’ trade secrets, bid prices, contractual terms (prospective or otherwise), marketing plans, financial information, results and forecasts, systems, business decisions, plans, procedures, strategies and policies, legal matters, manuals, guides, personnel, confidential reports and communications, lists and contact information of customers, and intellectual property (collectively, the “Confidential Information”). Executive acknowledges and agrees that all non-public information and materials received from, acquired by or on behalf of the Company or any other party or prepared, designed or created for the benefit of the Company shall be deemed to be and shall be included in the definition of Confidential Information. Executive acknowledges and agrees the Confidential Information is and shall remain the sole and exclusive property of the Company. Executive shall not, except with the prior written consent of the Company, as applicable, or except if Executive is acting as an employee of the Company solely for the benefit of the Company in connection with the Company’s business and in accordance with the Company’s business practices and employee policies, at any time during or following the term of his employment with the Company, directly or indirectly, use, divulge, reveal, report, publish, transfer or disclose, for any purposes whatsoever, any Confidential Information, unless required to do so by applicable Court order or legal process and, in such an event, Executive shall (i) provide prompt written notice to the Company of Executive’s receipt of any subpoena, Court order or similar legal process so that the Company may take whatever steps the Company deems appropriate to protect the Company’s interests, and (ii) cooperate with such steps by the Company at the sole expense of the Company.

(b) Non-Recruitment of Other Company Employees. Except as provided for in Section 8(g), during the term of Executive’s employment and for a period of two (2) years thereafter, whether termination be by the Company or by Executive, with or without Cause, Executive will not directly or indirectly (i) recruit, solicit, encourage or induce any employee of the Company or its affiliated entities to terminate such employment, (ii) otherwise disrupt any such employee’s relationship with the Company or its affiliated entities, or (iii) whether individually or as owner, agent, employee, consultant or otherwise, hire, employ or offer employment to any person who is or was employed by the Company or an Affiliate thereof, whether or not such engagement is solicited by Executive.

(c) Non-Solicitation of Customers, Suppliers or Other Persons. Except as provided for in Section 8(g), during the term of Executive’s employment and for a period of two (2) years thereafter, whether such termination is by Company or by Employee, with or without Cause, Executive shall not:

(i) solicit, induce or attempt to induce any current customer of the Company or its affiliated entities, or past customer who was a customer during the 12-month period prior to Executive’s termination, to cease doing business in whole or in part with our through the Company or its affiliated entities or otherwise disrupt any previously established relationship existing between such customer and the Company or its affiliated entities; or

(ii) solicit, induce or attempt to induce any supplier, lessor, licensor, or other person who has a business relationship with the Company or its affiliated entities, or who on the date Executive’s employment hereunder is terminated is engaged in discussions or negotiations to enter into a business relationship with the Company or its affiliated entities, to discontinue or reduce the extent of such relationship with the Company or its affiliated entities; or

(iii) seek to persuade any employee of the Company or its affiliated entities or any person who was an employee of the Company or its affiliated entities during the twelve (12) month period prior to the Executive’s termination, to discontinue his or her status or employment with the Company or its Affiliate or to become employed in a business or activities likely to be competitive with the Company or its Affiliate.

(d) Non-Disparagement. Executive shall not, directly or indirectly, disparage, denigrate or make negative comments about the Company (including, but not limited to, the entities and individuals collectively related to the Company to include, but not be limited to, Holdings, Pubco, and Wexford Capital LLC), their employees or directors during or after the term of this Award Agreement.

(e) Injunctive Relief. Executive acknowledges and understands that the provisions of this Section 8 are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Section 8 would cause the Company irreparable harm. In the event of a breach or threatened breach by Executive of this Section 8, the Company shall be entitled to an injunction restraining him from such breach without the necessity of proving actual damage. Nothing contained in this Award Agreement shall be construed as prohibiting the Company from pursuing, or limiting the Company’s ability to pursue, any other remedies available for any breach or threatened breach of this Award Agreement by Executive. The provision of this Award Agreement relating to arbitration of disputes shall not be applicable to the Company to the extent it seeks an injunction in any court to restrain Executive from violating this Section 8.

(f) Reformation. In the event that the provisions of this Section 8 should ever be deemed to exceed the time, scope or geographic limitations permitted by applicable law, then such provision shall be deemed reformed to the maximum time, scope or geographic limitations permitted by applicable law. A court or arbitrator hearing any such dispute is empowered and authorized by the parties to reform this Award Agreement to the maximum time, scope or geographic limitations permitted by applicable law.

(g) Michael Fernandez Exception. Notwithstanding anything to the contrary in this Agreement, the non-recruitment, non-solicitation and non-hiring obligations of Executive, as set forth in subsections 8(b) and 8(c) of this Agreement, shall not apply to Michael Fernandez. Executive shall have the right to recruit, solicit and/or hire Michael Fernandez anytime after his employment with the Company terminates.

Section 9. Notices. All notices or other communications relating to this Award Agreement as it relates to Executive shall be in writing and shall be delivered personally or mailed (U.S. Mail) (a) by the Company to Executive at the then current address as maintained by the Company or such other address as Executive may advise the Company in writing and (b) the Executive to the Company, attn. President and attn. General Counsel at the then current address of the Company with a copy of Wexford Capital LLC, 411 West Putnam Avenue, Greenwich, CT 06830, attn. General Counsel.

Section 10. Amendment and Modification. This Award Agreement may be amended, modified or supplemented only by a written agreement, signed by the parties hereto that specifically refers to this Award Agreement and specifically states that it is intended to amend, modify or supplement this Award Agreement.

Section 11. Successors and Assigns. The Company may assign any of its rights under this Award Agreement. Executive may not assign any of his rights or obligations under this Award Agreement. This Award Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Award Agreement shall be binding upon Executive and Executive’s heirs, executors, administrators and legal representatives.

Section 12. Governing Law, Venue, Jurisdiction. Except as provided in Section 13 regarding the Federal Arbitration Act, all issues and questions concerning the construction, validity, enforcement and interpretation of this Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oklahoma.

Section 13. Consent to Jurisdiction / Jury Trial Waiver. Each of the parties irrevocably and unconditionally (a) consents to the exclusive jurisdiction of any federal or state court of Oklahoma sitting in Oklahoma City, OK and agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (an “Action”) shall be litigated exclusively in such courts; (b) waives any objection which it may now or hereafter have to the venue of any such proceeding in such courts and any claim that an Action bought in such courts has been brought in an inconvenient forum; (c) waives any right to a trial by jury in any Action; and (d) agrees that the prevailing party in any Action shall be entitled to recover its reasonable fees and expenses in connection therewith, including legal fees.

Section 14. Pre-Litigation Dispute Resolution through Mediation. To the extent that a dispute among the parties arises out of the terms of this Award Agreement or the parties’ rights and obligations under this Award Agreement, then parties shall negotiate in good faith to resolve such dispute for no less than fifteen (15) days. If the parties are unable to resolve such dispute within the fifteen (15) day time period, then the parties shall submit such dispute to non-binding mediation. Costs of the mediation service and/or mediator shall be split equally among the parties. Notwithstanding any other provision of this Section, no party shall have any obligation to engage in mediation in the event: (a) the Company commences litigation to seek injunctive relief; (b) the relief requested in any litigation is a request for emergency or expedited equitable relief; (c) the other party fails to respond to, refuses to participate in or fails to participate in the mediation process.

Section 15. Severability. Each section, subsection and lesser section of this Award Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Award Agreement shall be determined to be invalid, unenforceable, in violation of any regulatory obligation, or create a material significant obstacle to an initial public offering, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Award Agreement, but every other provision of this Award Agreement shall remain in full force and effect. In the event that any portion of the Award consideration provided to Executive is deemed severed from this Award Agreement pursuant to this Section 16, then the Company shall ensure that Executive is provided with reasonably equivalent substituted consideration,

Section 16. Waiver. No failure on the part of either party to this Award Agreement to exercise, and no delay in exercising, any right, power or remedy created hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of, or default in, any term or condition of this Award Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof. The terms and provisions of this Award Agreement, whether individually or in their entirety, may only be waived in a writing signed by the party against whom or which the enforcement of such waiver is sought and explicitly providing that such writing is intended to waive a term or provision under this Award Agreement.

Section 17. Counterparts. This Award Agreement may be executed in two or more counterparts, by facsimile or other electronic signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 18. Headings. The section headings contained in this Award Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Award Agreement.

Section 19. Entire Agreement. This Award Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Award Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Award Agreement as of the day and year first above written.

GREAT WHITE ENERGY SERVICES LLC		PHILLIP LANCASTER

By:	/s/ ARTHUR AMRON	/s/ PHILLIP LANCASTER
Name:	Arthur Amron
Title	Vice President, Assistant Secretary

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